As filed with the Securities and Exchange Commission on September 9, 2011

Registration No. 333-84751

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SFN GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-3536544 (IRS Employer Identification No.)

2050 Spectrum Boulevard

Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices) (Zip Code)

NORRELL CORPORATION 401(k) RETIREMENT SAVINGS PLAN

NORRELL CORPORATION EMPLOYEE STOCK PURCHASE PLAN

NORRELL CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN

NORRELL CORPORATION 1994 STOCK INCENTIVE PLAN

NORRELL CORPORATION 1991 STOCK OPTION PLAN

COMTEX INFORMATION SYSTEMS, INC. STOCK OPTION PLAN

(Full Title of the Plan)

Thad Florence

Vice President Legal & Corporate Secretary

SFN Group, Inc.

2050 Spectrum Boulevard

Fort Lauderdale, Florida 33309

(954) 308-7600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Timothy Mann, Jr., Esq.

Jones Day

1420 Peachtree, N.E.

Atlanta, Georgia 30309-3053

(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On August 9, 1999, SFN Group, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-84751) (the “Registration Statement”) with the U.S. Securities and Exchange Commission with respect to a total of 2,064,399 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance under the Company’s equity plans as follows:

•                  27,000 shares of Common Stock available for acquisition under the Norrell Corporation 401(k) Retirement Savings Plan;

•                  36,000 shares of Common Stock subject to outstanding options under the Norrell Corporation Employee Stock Purchase Plan;

•                  45,000 shares of Common Stock available for grant of options under the Norrell Corporation Nonqualified Deferred Compensation Plan; and

•                  1,956,399 shares of Common Stock subject to outstanding options under the Norrell Corporation 1994 Stock Incentive Plan, the Norrell Corporation 1991 Stock Option Plan, the Norrell Corporation Nonqualified Deferred Compensation Plan and the Comtex Information Systems, Inc. Stock Option Plan.

On September 2, 2011, pursuant to the Agreement and Plan of Merger, dated as of July 20, 2011, by and among the Company, Randstad North America, L.P. (“Parent”) and Cosmo Delaware Acquisition Corp. (“Purchaser”), Purchaser merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).  As a result of the Merger, the Company’s Common Stock is no longer publicly traded.  Accordingly, the Company wishes to terminate the offering of securities registered pursuant to the Registration Statement.

Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on September 9, 2011.

SFN GROUP, INC.

By:	/s/ MARK W. SMITH
	Name:	Mark W. Smith
	Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GREG NETLAND	President and Director	September 9, 2011
Greg Netland	(Principal Executive Officer)

/s/ RON FUCCILLO	Vice President, Treasurer and Director	September 9, 2011
Ron Fuccillo	(Principal Financial and Accounting Officer)

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